SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G (1)
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)


                               EP MEDSYSTEMS INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    26881P103
                                 (CUSIP Number)

                                 APRIL 10, 2002
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                          |_| Rule 13d-1(b)

                          |X| Rule 13d-1(c)

                          |_| Rule 13d-1(d)




     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 26881P103                   13G                     Page 1 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Greenberg Healthcare Management, LLC

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       259,380
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       259,380
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          259,380
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.7%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                     Page 2 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   EGS Management, LLC

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       -0-
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                     Page 3 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   EGS Partners, LLC

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       -0-
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       -0-
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IA
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                     Page 4 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   The Pharmaceutical/Medical Technology Fund, L.P.

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       215,682
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       215,682
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          215,682
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.4%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                     Page 5 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Strategic Healthcare Investment Fund

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       43,698
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       43,698
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          43,698
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.3%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                     Page 6 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   EGS Private Healthcare Associates, LLC

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       1,500,000
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       1,500,000
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,500,000
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                     Page 7 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   EGS Private Healthcare Partnership, L.P.

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       1,312,500
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       1,312,500
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,312,500
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.7%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                     Page 8 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   EGS Private Healthcare Counterpart, L.P.

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       -0-
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       187,500
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       -0-
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       187,500
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          187,500
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.2%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                     Page 9 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Frederic Greenberg

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       20,000
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       1,759,380
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       20,000
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       1,759,380
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,779,380
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.8%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                    Page 10 of 18 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Abhijeet Lele

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                              (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5.     SOLE VOTING POWER
NUMBER OF
                       11,000
SHARES          ------ ---------------------------------------------------------
                6.     SHARED VOTING POWER
BENEFICIALLY
                       1,500,000
OWNED BY        ------ ---------------------------------------------------------
                7.     SOLE DISPOSITIVE POWER
EACH
                       11,000
REPORTING       ------ ---------------------------------------------------------
                8.     SHARED DISPOSITIVE POWER
PERSON WITH
                       1,500,000
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,511,000
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                        |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 26881P103                   13G                    Page 11 of 18 Pages

ITEM 1(A).    NAME OF ISSUER.

     EP Medsystems Inc. (the "Company").

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     The Company's principal executive offices are located at 100 Stierli Court, Mount Arlington, New Jersey 07856.

ITEMS 2(A)    NAME OF PERSON FILING

     This statement is filed by:

     (i) Greenberg Healthcare Management, LLC, a Delaware limited liability company ("Greenberg Management"), with respect to Shares beneficially owned by The Pharmaceutical/Medical Technology Fund, L.P. and Strategic Healthcare Investment Fund;

     (ii) EGS Management,  L.L.C.,  a Delaware limited  liability  company ("EGS
Management"),    with   respect   to   Shares    beneficially   owned   by   The
Pharmaceutical/Medical Technology Fund, L.P.;

     (iii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), with respect to shares of Common Stock beneficially owned by Strategic Healthcare Investment Fund, a Cayman Islands company;

     (iv) The Pharmaceutical/Medical Technology Fund, L.P., a Delaware limited partnership ("Pharm/Med Tech Fund"), with respect to Shares beneficially owned by it;

     (v)  Strategic  Healthcare   Investment  Fund,  a  Cayman  Islands  company
("Strategic Healthcare"), with respect to Shares beneficially owned by it;

     (vi) EGS Private Healthcare Associates, LLC, a Delaware limited liability company ("Healthcare Associates"), with respect to Shares beneficially owned by EGS Private Healthcare Partnership, L.P. and EGS Private Healthcare Counterpart, L.P.;

     (vii)  EGS  Private  Healthcare  Partnership,   L.P.,  a  Delaware  limited
partnership ("Healthcare Partnership"), with respect to Shares beneficially owned by it;

     (viii) EGS Private Healthcare Counterpart, L.P., a Delaware limited partnership ("Healthcare Counterpart"), with respect to Shares beneficially owned by it;

     (ix) Frederic Greenberg, with respect to Shares beneficially owned by Pharm/Med Tech Fund, Strategic Healthcare, Healthcare Partnership, Healthcare Counterpart and himself; and

     (xi) Abhijeet Lele, with respect to Shares beneficially owned by Healthcare Partnership, Healthcare Counterpart and himself.



CUSIP No. 26881P103                   13G                    Page 12 of 18 Pages

     The foregoing persons hereinafter sometimes are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

     The managing member of Greenberg Management is Frederic Greenberg. The managing member of Healthcare Associates is Frederic Greenberg.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the principal business and principal office of (i) Greenberg Management, EGS Management, EGS Partners, Healthcare Associates, Pharm/Med Tech Fund, Healthcare Partnership, Healthcare Counterpart, Frederic Greenberg and Abhijeet Lele is 350 Park Avenue, 11th Floor, New York, New York 10022 and (ii) Strategic Healthcare is c/o MeesPierson (Cayman) Limited, British American Centre, Phase 3, Dr. Roy's Drive, P.O. Box 2003, George Town, Grand Cayman, Cayman Islands, B.W.I.

ITEM 2(C).    CITIZENSHIP.

     Each of the individuals referred to in paragraph (a) above is a United States citizen. Greenberg Management, EGS Management, EGS Partners and Healthcare Associates are Delaware limited liability companies. Pharm/Med Tech Fund, Healthcare Partnership and Healthcare Counterpart are Delaware limited partnerships. Strategic Healthcare is a company formed in the Cayman Islands.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES.

     Common stock.

ITEM 2(E).    CUSIP NUMBER.

     26881P1O3

ITEM 3.

     If this statement is filed pursuant to Rules 13d-1(b) or 13d- 2(b) or (c), check whether the person filing is a:

     (a) |_| Broker or dealer registered under Section 15 of the Act,

     (b) |_| Bank as defined in Section 3(a)(6) of the Act,

     (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,

     (e) |_| Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),



CUSIP No. 26881P103                   13G                    Page 13 of 18 Pages

     (f) |_| Employee  Benefit Plan or Endowment  Fund in accordance  with 13d-1
             (b)(1)(ii)(F),

     (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

     (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

     (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box: |X|

ITEM 4.       OWNERSHIP.

     As of the close of business on December 31, 2002:

     A.   GREENBERG HEALTHCARE MANAGEMENT, LLC

     (a)  Amount beneficially owned: 259,380

     (b)  Percent of class: 1.7%. The percentages used herein and in the rest of
          Item 4 are calculated based upon the 15,098,736 Shares issued and outstanding as of September 30, 2002 as reported on the Company's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission by the Company for the quarter ended September 30, 2002.

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 259,380

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 259,380

     B.   EGS MANAGEMENT, L.L.C.

         (a) Amount beneficially owned: -0-

         (b) Percent of class: 0%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: -0-



CUSIP No. 26881P103                   13G                    Page 14 of 18 Pages

             (iv)  Shared power to dispose or direct the disposition: -0-

     C.   EGS PARTNERS, L.L.C.

     (a)  Amount beneficially owned: -0-

     (b)  Percent of class: 0%

     (c)  (i)   Sole power to vote or direct the vote: -0-

          (ii)  Shared power to vote or direct the vote: -0-

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv)  Shared power to dispose or direct the disposition: -0-

     D.   PHARM/MED TECH FUND

     (a)  Amount beneficially owned: 215,682

     (b)  Percent of class: 1.4%

     (c)  (i)   Sole power to vote or direct the vote: -0-

          (ii)  Shared power to vote or direct the vote: 215,682

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv)  Shared power to dispose or direct the disposition: 215,682

     E.   STRATEGIC HEALTHCARE

     (a)  Amount beneficially owned: 43,698

     (b)  Percent of class: 0.3%

     (c)  (i)   Sole power to vote or direct the vote: -0-

          (ii)  Shared power to vote or direct the vote: 43,698

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv)  Shared power to dispose or direct the disposition: 43,698

     F.   HEALTHCARE ASSOCIATES

     (a)  Amount beneficially owned: 1,500,000

     (b)  Percent of class: 10.0%



CUSIP No. 26881P103                   13G                    Page 15 of 18 Pages

     (c)  (i)   Sole power to vote or direct the vote: -0-

          (ii)  Shared power to vote or direct the vote: 1,500,000

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv)  Shared power to dispose or direct the disposition: 1,500,000

     G.   HEALTHCARE PARTNERSHIP

     (a)  Amount beneficially owned: 1,312,500

     (b)  Percent of class: 8.7%

     (c)  (i)   Sole power to vote or direct the vote: -0-

          (ii)  Shared power to vote or direct the vote: 1,312,500

          (iii) Sole  power to  dispose or direct  the  disposition:  -0-

          (iv)  Shared power to dispose or direct the disposition: 1,312,500

     H.   HEALTHCARE COUNTERPART

     (a)  Amount beneficially owned: 187,500

     (b)  Percent of class: 1.2%

     (c)  (i)   Sole power to vote or direct the vote: -0-

          (ii)  Shared power to vote or direct the vote: 187,500

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv)  Shared power to dispose or direct the disposition: 187,500

     I.   FREDERIC GREENBERG

     (a)  Amount beneficially owned: 1,779,380

     (b)  Percent of class: 11.8%

     (c)  (i)   Sole power to vote or direct the vote: 20,000

          (ii)  Shared power to vote or direct the vote: 1,759,380

          (iii) Sole power to dispose or direct the disposition: 20,000

          (iv)  Shared power to dispose or direct the disposition:  1,759,380



CUSIP No. 26881P103                   13G                    Page 16 of 18 Pages

     J.   ABHIJEET LELE

     (a)  Amount beneficially owned: 1,511,000

     (b)  Percent of class: 10.0%

     (c)  (i)   Sole power to vote or direct the vote: 11,000

          (ii)  Shared power to vote or direct the vote: 1,500,000

          (iii) Sole power to dispose or direct the disposition: 11,000

          (iv)  Shared power to dispose or direct the disposition:  1,500,000

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     |X| As of the date hereof, EGS Management and EGS Partners have ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of such Common Stock which represents more than five percent of the number of outstanding shares of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10.      CERTIFICATIONS.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP No. 26881P103                   13G                    Page 17 of 18 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  January 8, 2003


                              /s/ Frederic Greenberg
                              --------------------------------------------------
                              Frederic Greenberg, individually, as a member of EGS Management, L.L.C., EGS Partners, L.L.C., Greenberg Healthcare Management, LLC and EGS Private Healthcare Associates, LLC, as a member of Greenberg Healthcare Management, LLC on behalf of The Pharmaceutical/Medical Technology Fund, L.P. and the Strategic Healthcare Investment Fund and as a member of EGS Private Healthcare Associates, LLC on behalf of EGS Private Healthcare Partnership, L.P. and EGS Private Healthcare Counterpart, L.P.


                              /s/ Abhijeet Lele
                              --------------------------------------------------
                              Abhijeet Lele, individually



CUSIP No. 26881P103                   13G                    Page 18 of 18 Pages